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                                                                   Exhibit 99.1

                        CITIZENS BANKING CORPORATION AND
                               F&M BANCORPORATION
                           ANNOUNCE AGREEMENT TO MERGE

April 19, 1999

FLINT, MICHIGAN AND KAUKAUNA, WISCONSIN, Robert J. Vitito, President and Chief Executive Officer of Citizens Banking Corporation (NASDAQ: CBCF), and Gail E. Janssen, Chairman of the Board of F&M Bancorporation, today announced the signing of a definitive agreement whereby Citizens would acquire F&M in a stock-for-stock merger transaction.

F&M is the fourth largest bank holding company headquartered in Wisconsin and is the parent company of 23 banking subsidiaries. F&M also has a pending acquisition creating their 24th banking subsidiary that is scheduled to close during the second quarter of 1999. F&M has $2.4 billion in total assets and serves customers at over 80 locations throughout Wisconsin, Iowa, and Minnesota. F&M's primary markets include the Fox Valley region of east central Wisconsin, from Green Bay to Appleton to Oshkosh, which is considered one of the fastest growing areas of Wisconsin. F&M's other primary markets include central Wisconsin, the southern counties of Wisconsin which border Illinois, and the northeast quadrant of Iowa.

Superior financial performance ranks F&M among the best performers within its peer group. Financial performance ratios for F&M's fiscal year ended December 31, 1998 include ROA of 1.43%, ROE of 14.58%, and a 53% efficiency ratio. In addition, the company displays strong capital and credit quality attributes with a shareholders' equity-to-assets ratio of 9.86%, net charge-offs of 0.12%, and loan loss reserve-to-total loans ratio of 1.39%.

Citizens Banking Corporation is the third largest bank holding company headquartered in Michigan, with assets of $4.5 billion. Citizens provides a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base through 123 branch, private banking, and financial center locations throughout Michigan and in suburban Chicago, Illinois. Citizens has a significant presence in its key markets, with leading deposit market share in over half of the counties served. Financial performance ratios as of March 31, 1999 include ROA of 1.29%, ROE of 13.50%, and an efficiency ratio of 58%. Citizens also exhibits strong capital and credit quality attributes with a shareholders' equity-to-assets ratio of 9.57%, net charge-offs of 0.54%, non-performing assets to total assets of 0.46%, and loan loss reserve-to-total loans ratio of 1.28%.

Including F&M's pending acquisition of Community Bank of Elkhorn, the combined entity will have total assets of $7.0 billion, including loans of $5.3 billion and total deposits of $5.9 billion. The resulting company will be well capitalized with total shareholders' equity of $689 million. The combined entities will have over 200 offices, 210 ATMs, and serve 535,000 households in the five-state region of the upper Midwest. The combined company is also expected to have a market capitalization of nearly $1.6 billion.



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Mr. Vitito commented, "We are very excited about the opportunities that an affiliation with F&M provides both organizations. This affiliation will not only combine two strong companies with similar strategic philosophies, it will expand delivery of financial services to five states in the Midwest; and provide additional opportunities for future revenue growth. We look forward to working with F&M's management team in combining our two fine operations."

Mr. Janssen commented, "Citizens is an excellent company with which we enjoy a mutual respect. This should help to provide a solid foundation on which to build this new partnership in expanding services to customers of both organizations. Over the past 18 years, F&M has been a highly successful company with strong financial performance and asset growth. Our success in building this company has enabled our board to affiliate with a very successful merger partner. Additionally, both companies share similar strategic and community banking philosophies with stock and dividend performance that have a strong track record of competitive returns for their shareholders."

Under the terms of the agreement, shareholders of F&M will receive 1.303 shares of Citizens common stock for each outstanding common share of F&M. Based on Citizens closing price of $39.00 per share, the transaction has an aggregate value of $820 million. The transaction will be accounting for as a pooling of interests and is anticipated to be a tax-free exchange of shares for F&M shareholders. The transaction is subject to approval by regulatory authorities, the shareholders of both Citizens and F&M, and the satisfactory completion of credit due diligence by Citizens. The merger is expected to close in the fourth quarter of 1999.




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